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                                                                    EXHIBIT 10.1


                               [VARI-L LETTERHEAD]



                                                               November 12, 2002

Mr. Harold Kunz
General Partner
Five K Investments
11445 W. I-70 Frontage Road North
Wheat Ridge, Colorado 80033

Dear Mr. Kunz:

This letter agreement amends the Lease Agreement, dated as of March 12, 1997 by and between Vari-L Company, Inc., a Colorado corporation ("Lessee") and Five K Investments, a Colorado general partnership ("Lessor") for the property located at 4895 Peoria Street, Denver, Colorado (the "Lease Agreement") as set forth more fully below. Capitalized terms used but not otherwise defined herein shall have the meaning assigned to them in the Lease Agreement.

The Lease Agreement shall automatically terminate on June 30, 2003 (the "Termination Date"). Upon termination of the Lease Agreement in accordance with the terms hereof, Lessee hereby agrees to (i) pay Lessor a fee of $594,436 (the "Termination Fee") and (ii) forfeit the return of any portion of Lessee's original security deposit of $81,203 (the "Original Deposit") to which Lessee would have otherwise been entitled upon termination of the Lease Agreement.

Within one business day following execution of this letter agreement by Lessor, Lessee agrees to deposit with Lessor the sum of $50,000 (the "Additional Deposit") solely as additional security to cover damage to the Demised Premises other than usual and ordinary wear and tear. Lessor shall refund the remainder of the Additional Deposit no later than sixty days following the Termination Date.

If Lessee closes a sale of all or substantially all of its assets to Sirenza Microdevices, Inc. ("Sirenza") (the "Asset Sale") prior to the Termination Date, Lessee hereby agrees to place an amount equal to the Termination Fee in an escrow account, with such amount to be paid to Lessor via wire transfer in immediately available funds within two business days following the closing of the Asset Sale. Lessor hereby consents to the Asset Sale and the sublet of the Demised Premises by Lessee to Sirenza from the date of closing of such Asset Sale through the Termination Date.

This letter agreement and the Lease Agreement constitute the full and entire understanding between the parties with respect to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein. If the terms of this letter agreement are satisfactory, please indicate your acceptance by signing in the space provided below.


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Sincerely yours,

VARI-L COMPANY, INC.



By: /s/ Charles R. Bland
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    Charles R. Bland
    President and CEO


ACCEPTED AND AGREED:

Dated:   11-12-02
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FIVE K INVESTMENTS


By: /s/ Harold Kunz
    ------------------------------
    Harold Kunz, General Partner